Exhibit 99

FPL Group, Inc. Corporate Communications Dept. Media Line: (305) 552-3888 October 27, 2008 FOR IMMEDIATE RELEASE

NOTE TO EDITORS: This news release reflects the earnings report of FPL Group, Inc. Reference to the corporation and its earnings or financial results should be to "FPL Group" and not abbreviated using the name "FPL" as the latter is the name/acronym of the corporation's electric utility subsidiary.

FPL Group reports solid third-quarter earnings
  FPL Energy delivers strong overall results despite adverse weather effects
  Florida Power & Light posts lower income amid continued economic slowdown
  FPL Group maintains strong balance sheet and excellent liquidity

JUNO BEACH, Fla. - FPL Group, Inc. (NYSE: FPL) today reported 2008 third-quarter net income on a GAAP basis of $774 million, or $1.92 per share, compared to $533 million, or $1.33 per share, in the third quarter of 2007. FPL Group's net income for the third quarter of 2008 includes a net unrealized after-tax gain of $285 million associated with the mark-to-market effect of non-qualifying hedges and a $17 million after-tax loss related to other than temporary impairments on investments (OTTI), both of which relate to FPL Energy. The results for last year's third quarter included a net unrealized after-tax gain of $40 million associated with the mark-to-market effect of non-qualifying hedges and a $1 million after-tax loss related to OTTI.

Excluding the mark-to-market effect of non-qualifying hedges and OTTI, FPL Group's adjusted earnings were $506 million, or $1.25 per share, for the third quarter of 2008, compared with $494 million, or $1.23 per share, for the third quarter of 2007.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as inputs in determining whether certain performance targets are met for performance-based compensation under the company's employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"I am pleased to be able to report solid performance by FPL Group. Against some powerful economic undercurrents and adverse weather conditions, adjusted earnings per share increased year over year and we remain on track to achieve our previously issued earnings expectations for the year. Despite the turmoil in the credit markets, we have an exceptionally strong balance sheet, excellent credit ratings, continued and uninterrupted access to the commercial paper markets, and significant lines of credit available to us. In short, we believe we are well positioned to continue our strategic direction even with the challenges of the current market. In light of the current economic environment, we will be temporarily deferring a modest amount of our growth capital expenditures at both businesses, and we have plans in place for more deferrals if conditions deteriorate. Nonetheless, we remain optimistic about our long-term growth prospects. We will continue our emphasis on financial strength, financial discipline, operational excellence and strategic investments, and we remain committed to delivering value for customers and shareholders," said FPL Group Chairman and Chief Executive Officer Lew Hay.

Florida Power & Light Company
Florida Power & Light Company (FPL) reported third-quarter net income of $314 million, or $0.78 per share, compared to $326 million, or $0.81 per share, for the prior-year quarter, reflecting the impact of the economic downturn in the state. Retail sales of electricity decreased by 4.3 percent compared with the prior year, with weather-related electricity usage declining by 1.5 percent and underlying usage declining by 2.8 percent. Year-over-year average customer accounts were flat.

Due to the slowing economy's effects on new customers and usage, FPL has acted to reduce operations and maintenance (O&M) expenses and capital expenditures in areas that do not impact the company's ability to deliver safe, reliable electric service to its customers. FPL reduced its third-quarter O&M expenses by $22 million when compared to the prior year's quarter and is reducing capital expenditures for the full year 2008 by $475 million versus its original plans.

At the same time, the company is moving forward with projects that will deliver significant benefits to FPL's existing 4.5 million customers by increasing fuel efficiency and reducing emissions in the short term and enhancing fuel diversity over the longer term. In addition, these investments will ensure that FPL is well positioned to continue to provide affordable, safe and reliable energy when Florida's growth profile again accelerates.

In September, the Florida Public Service Commission (PSC) approved FPL's request to modernize its Cape Canaveral and Riviera Beach power plants, which will be 33 percent more fuel efficient, and to build a third natural gas unit at the West County Energy Center in Palm Beach County. Combined, the projects have a capacity of approximately 3,650 megawatts of clean, efficient generation. In October, the PSC approved FPL's request to recover costs for "uprates" to the company's four existing nuclear units at Turkey Point and St. Lucie as well as the ongoing development costs for two additional nuclear units at Turkey Point. The PSC also has approved cost recovery eligibility for 110 megawatts of solar generation. These projects will provide clean, efficient generation as well as fuel diversity.

FPL Energy

FPL Energy, the competitive energy subsidiary of FPL Group, reported third-quarter net income on a GAAP basis of $483 million or $1.20 per share, compared to $220 million, or $0.55 per share, in the prior-year quarter.

Excluding the mark-to-market effect of non-qualifying hedges and OTTI, adjusted earnings for FPL Energy were $215 million, or $0.53 per share, in the quarter, compared to $181 million, or $0.45 per share, in the same period in 2007.

FPL Energy's 18 percent growth in adjusted earnings per share in the third quarter was driven principally by the addition of new generation facilities, including new wind projects and the Point Beach nuclear facility acquired in September 2007, as well as contributions from its NEPOOL assets and ERCOT fossil assets. Weather had a significant impact during the quarter. Although hydro conditions in Maine were favorable, the wind resource for FPL Energy's facilities was the lowest in 35 years. On a net basis, these two factors reduced third-quarter earnings per share by $0.07 relative to plan.

FPL Energy's gross margins remain well hedged, providing insulation against commodity price fluctuations. Ninety percent of FPL Energy's 2009 expected gross margin for existing assets is protected against price movements. The equivalent figure for 2010 is 88 percent. This estimate does not include other factors such as power or fuel basis; weather, including wind, hydro and solar availability; and operational performance.

FPL Energy remains on track to add approximately 1,300 megawatts of new wind capacity in 2008, having placed 499 megawatts into service thus far. The production tax credit for wind was extended through 2009 as part of the Emergency Economic Stabilization Act of 2008.

FPL Group Liquidity

Despite the recent turmoil in the financial markets, FPL Group remains well positioned with a strong balance sheet and long-term focus on financial discipline. FPL Group has the second largest credit facility in the industry, at $6.75 billion, with only a small portion of the facility currently supporting outstanding letters of credit. During this period of financial turmoil in the credit markets, FPL Group has had continued, uninterrupted access to the commercial paper markets. In addition, the company has only $950 million of debt maturing in 2009, not including approximately $300 million of amortizing principal payments. FPL Group delivered approximately $2.4 billion of operating cash flow for the nine months ended Sept. 30, 2008. Moreover, FPL Group has among the highest long-term and short-term credit ratings in the industry, carrying an "A" rating from all three credit rating agencies.

Corporate and Other

Corporate and Other reduced net income by $23 million or $0.06 per share for the third quarter of 2008, primarily driven by interest expense, compared with $13 million or $0.03 for the prior-year quarter.

Outlook

In light of the current economic and credit environment, FPL Group will be reducing capital expenditures at both businesses for 2009. Original plans called for capital expenditures of approximately $7 billion in 2009, but the revised plan now calls for approximately $5.3 billion. Of the $1.7 billion reduction, approximately $1.3 billion involves the deferral of new project development at FPL Energy, including wind energy projects. FPL Energy had previously planned to add approximately 1,500 megawatts in 2009, but the revised plan is to build approximately 1,100 megawatts. In addition, FPL plans to reduce 2009 capital expenditures by approximately $400 million for projects associated with system growth that is no longer expected. Current planning allows the flexibility to quickly ramp plans up or down as credit and market conditions change. In addition, FPL Group's current approach also preserves the ability to make "buy vs. build" decisions should attractive market opportunities present themselves.

For 2008, FPL Group expects adjusted earnings per share to come in at the lower end of the $3.83 to $3.93 range that was previously provided, given normal weather and no further material decline in the Florida economy. For 2009 and 2010, FPL Group is reaffirming adjusted earnings per share of $4.05 to $4.25 and $4.50 to $4.90, respectively.

As always, FPL Group's adjusted earnings expectations assume normal weather and operating conditions and exclude the effect of adopting new accounting standards, if any, and the mark-to-market effect of non-qualifying hedges and OTTI, neither of which can be determined at this time.

As previously announced, FPL Group's third quarter earnings conference call is scheduled for 9 a.m. ET on Monday, Oct. 27, 2008. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. This earnings press release and the slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For persons unable to listen to the live webcast, a replay will be available for 30 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of over $15 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 27 states, it is widely recognized as one of the country's premier power companies. Its rate-regulated subsidiary, Florida Power & Light Company, serves 4.5 million customer accounts in Florida.  FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels.  Additional information is available on the Internet at www.FPLGroup.com, www.FPL.com  and www.FPLEnergy.com

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this news release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance, climate change strategy or growth strategies (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, aim, believe, could, estimated, may, plan, potential, projection, target, outlook, predict, intend) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including, but not limited to, initiatives regarding deregulation and restructuring of the energy industry and environmental matters, including, but not limited to, matters related to the effects of climate change.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including, but not limited to, the PURPA, the Holding Company Act, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the 2005 Energy Act and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including, but not limited to, those of the FERC, the FPSC and the legislatures and utility commissions of other states in which FPL Group has operations, and the NRC, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, construction and operation of plant facilities, construction and operation of transmission and distribution facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, ROE and equity ratio limits, and present or prospective wholesale and retail competition (including, but not limited to, retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes, rules and regulations, as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, climate change, waste management, marine and wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including, but not limited to, deregulation or restructuring of the production and sale of electricity, as well as increased focus on renewable energy sources.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of transmission, distribution and power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation and maintenance of transmission, distribution and power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission and distribution lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout FPL Group's and FPL's generation fleets and transmission and distribution systems unless and until such defects are remediated, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including, but not limited to, natural disasters such as hurricanes and droughts), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including, but not limited to, the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel and the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities, including nuclear facilities, involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables, including, but not limited to, transmission interconnection issues and escalating costs for materials, labor and environmental compliance, and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks.  FPL Group provides full energy and capacity requirements services primarily to distribution utilities and engages in energy trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these derivative instruments, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, including, but not limited to, the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, the price and supply of fuel, transmission constraints, competition from new sources of generation, excess generation capacity and demand for power, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include, but are not limited to, the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including, but not limited to, the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to complete and integrate them successfully and in a timely manner.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and to access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital and FPL to maintain their current credit ratings, as well as significant volatility in the financial markets, could affect their ability to raise capital on favorable terms, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including, but not limited, to job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations, as can the impact of severe weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities, including, but not limited to, wind, solar and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other potentially adverse effects of legal and regulatory proceedings, as well as regulatory compliance and changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt FPL Group's and FPL's business may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities, as well as cyber attacks and disruptive activities of individuals and/or groups.  Infrastructure facilities and systems, including, but not limited to, generation, transmission and distribution facilities, physical assets and information systems, in general, have been identified as potential targets.  The effects of these threats and activities include, but are not limited to, the inability to generate, purchase or transmit power, the delay in development and construction of new generating facilities, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be adversely affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could adversely affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including, but not limited to, loss or retirement of key executives, availability of qualified personnel, inflationary pressures on payroll and benefits costs, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties not currently known to FPL Group or FPL, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended September 30, 2008	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 3,423	$ 1,916	$ 48	$ 5,387

Operating Expenses
Fuel, purchased power and interchange	1,992	711	25	2,728
Other operations and maintenance	356	259	18	633
Storm cost amortization	20	-	-	20
Depreciation and amortization	200	144	4	348
Taxes other than income taxes	306	36	-	342

Total operating expenses	2,874	1,150	47	4,071

Operating Income (Loss)	549	766	1	1,316

Other Income (Deductions)
Interest expense	(83)	(81)	(39)	(203)
Equity in earnings of equity method investees	-	46	-	46
Allowance for equity funds used during construction	9	-	-	9
Interest income	2	9	2	13
Other - net	(2)	(40)	(4)	(46)

Total other income (deductions) - net	(74)	(66)	(41)	(181)

Income (Loss) Before Income Taxes	475	700	(40)	1,135
Income Tax Expense (Benefit)	161	217	(17)	361

Net Income (Loss)	$ 314	$ 483	$ (23)	$ 774

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$ 314	$ 483	$ (23)	$ 774
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(285)	-	(285)
Other than temporary impairment losses - net	-	17	-	17

Adjusted Earnings (Loss)	$ 314	$ 215	$ (23)	$ 506

Earnings (Loss) Per Share (assuming dilution)	$ 0.78	$ 1.20	$ (0.06)	$ 1.92
Adjustments:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(0.71)	-	(0.71)
Other than temporary impairment losses - net	-	0.04	-	0.04

Adjusted Earnings (Loss) Per Share	$ 0.78	$ 0.53	$ (0.06)	$ 1.25

Weighted-average shares outstanding (assuming dilution)				403

FPL Energy's interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. For these purposes, the deferred credit associated with differential membership interests sold by an FPL Energy subsidiary in December 2007 is included with debt. Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended September 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 3,445	$ 1,090	$ 40	$ 4,575

Operating Expenses
Fuel, purchased power and interchange	1,969	457	17	2,443
Other operations and maintenance	378	187	17	582
Storm cost amortization	19	-	-	19
Depreciation and amortization	194	112	4	310
Taxes other than income taxes	294	25	2	321

Total operating expenses	2,854	781	40	3,675

Operating Income (Loss)	591	309	-	900

Other Income (Deductions)
Interest expense	(83)	(76)	(35)	(194)
Equity in earnings of equity method investees	-	36	-	36
Allowance for equity funds used during construction	4	-	-	4
Interest income	1	10	5	16
Other - net	(2)	(1)	1	(2)

Total other income (deductions) - net	(80)	(31)	(29)	(140)

Income (Loss) Before Income Taxes	511	278	(29)	760
Income Tax Expense (Benefit)	185	58	(16)	227

Net Income (Loss)	$ 326	$ 220	$ (13)	$ 533

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$ 326	$ 220	$ (13)	$ 533
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(40)	-	(40)
Other than temporary impairment losses - net	-	1	-	1

Adjusted Earnings (Loss)	$ 326	$ 181	$ (13)	$ 494

Earnings (Loss) Per Share (assuming dilution)	$ 0.81	$ 0.55	$ (0.03)	$ 1.33
Adjustments:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(0.10)	-	(0.10)
Other than temporary impairment losses - net	-	-	-	-

Adjusted Earnings (Loss) Per Share	$ 0.81	$ 0.45	$ (0.03)	$ 1.23

Weighted-average shares outstanding (assuming dilution)				401

FPL Energy's interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. For these purposes, the deferred credit associated with differential membership interests sold by an FPL Energy subsidiary in December 2007 is included with debt. Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Nine Months Ended September 30, 2008	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 8,829	$ 3,432	$ 146	$ 12,407

Operating Expenses
Fuel, purchased power and interchange	5,047	1,296	75	6,418
Other operations and maintenance	1,114	759	53	1,926
Storm cost amortization	46	-	-	46
Depreciation and amortization	596	417	12	1,025
Taxes other than income taxes	817	100	2	919

Total operating expenses	7,620	2,572	142	10,334

Operating Income (Loss)	1,209	860	4	2,073

Other Income (Deductions)
Interest expense	(252)	(228)	(117)	(597)
Equity in earnings of equity method investees	-	85	-	85
Allowance for equity funds used during construction	22	-	-	22
Interest income	10	28	11	49
Other - net	(9)	(45)	(4)	(58)

Total other income (deductions) - net	(229)	(160)	(110)	(499)

Income (Loss) Before Income Taxes	980	700	(106)	1,574
Income Tax Expense (Benefit)	342	50	(50)	342

Net Income (Loss)	$ 638	$ 650	$ (56)	$ 1,232

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$ 638	$ 650	$ (56)	$ 1,232
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(76)	-	(76)
Other than temporary impairment losses - net	-	29	-	29

Adjusted Earnings (Loss)	$ 638	$ 603	$ (56)	$ 1,185

Earnings (Loss) Per Share (assuming dilution)	$ 1.59	$ 1.62	$ (0.15)	$ 3.06
Adjustments:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(0.19)	-	(0.19)
Other than temporary impairment losses - net	-	0.07	-	0.07

Adjusted Earnings (Loss) Per Share	$ 1.59	$ 1.50	$ (0.15)	$ 2.94

Weighted-average shares outstanding (assuming dilution)				403

FPL Energy's interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. For these purposes, the deferred credit associated with differential membership interests sold by an FPL Energy subsidiary in December 2007 is included with debt. Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Nine Months Ended September 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 8,798	$ 2,658	$ 123	$ 11,579

Operating Expenses
Fuel, purchased power and interchange	5,081	1,084	56	6,221
Other operations and maintenance	1,074	537	48	1,659
Storm cost amortization	60	-	-	60
Depreciation and amortization	576	326	12	914
Taxes other than income taxes	786	75	2	863

Total operating expenses	7,577	2,022	118	9,717

Operating Income (Loss)	1,221	636	5	1,862

Other Income (Deductions)
Interest expense	(224)	(221)	(107)	(552)
Equity in earnings of equity method investees	-	67	-	67
Allowance for equity funds used during construction	17	-	-	17
Interest income	14	27	20	61
Other - net	(7)	(3)	3	(7)

Total other income (deductions) - net	(200)	(130)	(84)	(414)

Income (Loss) Before Income Taxes	1,021	506	(79)	1,448
Income Tax Expense (Benefit)	358	38	(36)	360

Net Income (Loss)	$ 663	$ 468	$ (43)	$ 1,088

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$ 663	$ 468	$ (43)	$ 1,088
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	28	-	28
Other than temporary impairment losses - net	-	3	-	3

Adjusted Earnings (Loss)	$ 663	$ 499	$ (43)	$ 1,119

Earnings (Loss) Per Share (assuming dilution)	$ 1.66	$ 1.17	$ (0.11)	$ 2.72
Adjustments:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	0.07	-	0.07
Other than temporary impairment losses - net	-	0.01	-	0.01

Adjusted Earnings (Loss) Per Share	$ 1.66	$ 1.25	$ (0.11)	$ 2.80

Weighted-average shares outstanding (assuming dilution)				400

FPL Energy's interest expense is based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. For these purposes, the deferred credit associated with differential membership interests sold by an FPL Energy subsidiary in December 2007 is included with debt. Residual non-utility interest expense is included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)

September 30, 2008	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 26,277	$ 13,432	$ 265	$ 39,974
Nuclear fuel	603	608	-	1,211
Construction work in progress	1,454	1,594	13	3,061
Less accumulated depreciation and amortization	(10,136)	(2,612)	(153)	(12,901)

Total property, plant and equipment - net	18,198	13,022	125	31,345

Current Assets
Cash and cash equivalents	881	112	599	1,592
Customer receivables, net of allowances	1,064	647	16	1,727
Other receivables, net of allowances	138	210	(7)	341
Materials, supplies and fossil fuel inventory - at avg. cost	625	388	6	1,019
Regulatory assets:
Deferred clause and franchise expenses	573	-	-	573
Securitized storm-recovery costs	63	-	-	63
Derivatives	436	-	-	436
Other	-	-	3	3
Derivatives	3	249	(1)	251
Other	134	112	57	303

Total current assets	3,917	1,718	673	6,308

Other Assets
Special use funds	2,313	881	1	3,195
Prepaid benefit costs	971	-	1,026	1,997
Other investments	6	321	173	500
Regulatory assets:
Securitized storm-recovery costs	727	-	-	727
Deferred clause expenses	111	-	-	111
Unamortized loss on reacquired debt	33	-	-	33
Other	183	-	20	203
Other	280	538	241	1,059

Total other assets	4,624	1,740	1,461	7,825

Total Assets	$ 26,739	$ 16,480	$ 2,259	$ 45,478

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,394	5,997	(5,620)	4,771
Retained earnings	2,172	2,442	2,042	6,656
Accumulated other comprehensive income (loss)	-	(35)	138	103

Total common shareholders' equity	7,939	8,404	(4,809)	11,534
Long-term debt	5,310	3,371	4,133	12,814

Total capitalization	13,249	11,775	(676)	24,348

Current Liabilities
Commercial paper	1,500	-	1,315	2,815
Notes payable	50	-	175	225
Current maturities of long-term debt	263	291	626	1,180
Accounts payable	911	513	(1)	1,423
Customer deposits	559	6	-	565
Accrued interest and taxes	510	122	(53)	579
Regulatory liabilities:
Deferred clause and franchise revenues	13	-	-	13
Derivatives	-	-	-	-
Pension	-	-	24	24
Derivatives	434	125	-	559
Other	597	527	(6)	1,118

Total current liabilities	4,837	1,584	2,080	8,501

Other Liabilities and Deferred Credits
Asset retirement obligations	1,720	532	-	2,252
Accumulated deferred income taxes	2,954	1,100	161	4,215
Regulatory liabilities:
Accrued asset removal costs	2,129	-	-	2,129
Asset retirement obligation regulatory expense difference	675	-	-	675
Pension	-	-	672	672
Other	232	-	1	233
Derivatives	93	281	-	374
Other	850	1,208	21	2,079

Total other liabilities and deferred credits	8,653	3,121	855	12,629

Commitments and Contingencies

Total Capitalization and Liabilities	$ 26,739	$ 16,480	$ 2,259	$ 45,478

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)

December 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 25,585	$ 12,398	$ 248	$ 38,231
Nuclear fuel	565	531	-	1,096
Construction work in progress	1,101	605	7	1,713
Less accumulated depreciation and amortization	(10,081)	(2,167)	(140)	(12,388)

Total property, plant and equipment - net	17,170	11,367	115	28,652

Current Assets
Cash and cash equivalents	63	157	70	290
Customer receivables, net of allowances	807	673	16	1,496
Other receivables, net of allowances	178	99	(52)	225
Materials, supplies and fossil fuel inventory - at avg. cost	583	268	6	857
Regulatory assets:
Deferred clause and franchise expenses	103	-	-	103
Securitized storm-recovery costs	59	-	-	59
Derivatives	117	-	-	117
Other	-	-	2	2
Derivatives	83	99	-	182
Other	260	150	38	448

Total current assets	2,253	1,446	80	3,779

Other Assets
Special use funds	2,499	982	1	3,482
Prepaid benefit costs	907	-	1,004	1,911
Other investments	7	227	157	391
Regulatory assets:
Securitized storm-recovery costs	756	-	-	756
Deferred clause expenses	121	-	-	121
Unamortized loss on reacquired debt	36	-	-	36
Other	72	-	23	95
Other	223	483	194	900

Total other assets	4,621	1,692	1,379	7,692

Total Assets	$ 24,044	$ 14,505	$ 1,574	$ 40,123

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	5,139	(4,787)	4,670
Retained earnings	1,584	1,792	2,569	5,945
Accumulated other comprehensive income (loss)	-	(28)	144	116

Total common shareholders' equity	7,275	6,903	(3,443)	10,735
Long-term debt	4,976	2,873	3,431	11,280

Total capitalization	12,251	9,776	(12)	22,015

Current Liabilities
Commercial paper	842	-	175	1,017
Current maturities of long-term debt	241	654	506	1,401
Accounts payable	706	493	5	1,204
Customer deposits	531	7	1	539
Accrued interest and taxes	225	128	(2)	351
Regulatory liabilities:
Deferred clause and franchise revenues	18	-	-	18
Derivatives	-	-	-	-
Pension	-	-	24	24
Derivatives	182	107	-	289
Other	531	380	4	915

Total current liabilities	3,276	1,769	713	5,758

Other Liabilities and Deferred Credits
Asset retirement obligations	1,653	504	-	2,157
Accumulated deferred income taxes	2,716	935	170	3,821
Regulatory liabilities:
Accrued asset removal costs	2,098	-	-	2,098
Asset retirement obligation regulatory expense difference	921	-	-	921
Pension	-	-	696	696
Other	235	-	1	236
Derivatives	5	346	-	351
Other	889	1,175	6	2,070

Total other liabilities and deferred credits	8,517	2,960	873	12,350

Commitments and Contingencies

Total Capitalization and Liabilities	$ 24,044	$ 14,505	$ 1,574	$ 40,123

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)

Nine Months Ended September 30, 2008	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 638	$ 650	$ (56)	$ 1,232
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	596	417	12	1,025
Nuclear fuel amortization	78	68	-	146
Recoverable storm-related costs of FPL	47	-	-	47
Storm cost amortization	46	-	-	46
Unrealized (gains) losses on marked to market energy contracts	-	(171)	1	(170)
Deferred income taxes	317	187	4	508
Cost recovery clauses and franchise fees	(465)	-	-	(465)
Change in prepaid option premiums and derivative settlements	-	(7)	1	(6)
Equity in earnings of equity method investees	-	(85)	-	(85)
Distributions of earnings from equity method investees	-	50	-	50
Changes in operating assets and liabilities:
Customer receivables	(257)	27	(5)	(235)
Other receivables	(6)	19	(19)	(6)
Materials, supplies and fossil fuel inventory	(42)	(115)	1	(156)
Other current assets	(46)	(3)	2	(47)
Other assets	(66)	(18)	(24)	(108)
Accounts payable	228	13	(7)	234
Customer deposits	28	(2)	1	27
Margin cash collateral	18	10	-	28
Income taxes	88	(157)	(104)	(173)
Interest and other taxes	221	14	7	242
Other current liabilities	81	(8)	-	73
Other liabilities	14	(34)	5	(15)
Other - net	23	79	65	167

Net cash provided by (used in) operating activities	1,541	934	(116)	2,359

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,665)	-	-	(1,665)
Independent power investments	-	(1,854)	-	(1,854)
Nuclear fuel purchases	(88)	(76)	-	(164)
Other capital expenditures	-	-	(32)	(32)
Proceeds from sale of securities in special use funds	1,102	616	-	1,718
Purchases of securities in special use funds	(1,168)	(630)	1	(1,797)
Proceeds from sale of other securities	-	-	84	84
Purchases of other securities	-	(37)	(151)	(188)
Other - net	1	40	-	41

Net cash provided by (used in) investing activities	(1,818)	(1,941)	(98)	(3,857)

Cash Flows From Financing Activities
Issuances of long-term debt	589	681	1,317	2,587
Retirements of long-term debt	(241)	(577)	(506)	(1,324)
Net change in short-term debt	708	-	1,315	2,023
Issuances of common stock	-	-	32	32
Dividends on common stock	-	-	(535)	(535)
Dividends & capital distributions from (to) FPL Group - net	25	857	(882)	-
Change in funds held for storm-recovery bond payments	14	-	-	14
Other - net	-	1	2	3

Net cash provided by (used in) financing activities	1,095	962	743	2,800

Net increase (decrease) in cash and cash equivalents	818	(45)	529	1,302
Cash and cash equivalents at beginning of period	63	157	70	290

Cash and cash equivalents at end of period	$ 881	$ 112	$ 599	$ 1,592

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)

Nine Months Ended September 30, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 663	$ 468	$ (43)	$ 1,088
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	576	326	12	914
Nuclear fuel amortization	64	39	-	103
Recoverable storm-related costs of FPL	(14)	-	-	(14)
Storm cost amortization	60	-	-	60
Unrealized (gains) losses on marked to market energy contracts	-	51	-	51
Deferred income taxes	111	145	(7)	249
Cost recovery clauses and franchise fees	(94)	-	-	(94)
Change in prepaid option premiums and derivative settlements	117	15	-	132
Equity in earnings of equity method investees	-	(67)	-	(67)
Distribution of earnings from equity method investees	-	128	-	128
Changes in operating assets and liabilities:
Customer receivables	(226)	(209)	4	(431)
Other receivables	(18)	18	4	4
Materials, supplies and fossil fuel inventory	(26)	(1)	1	(26)
Other current assets	(53)	(10)	4	(59)
Other assets	(51)	(8)	(27)	(86)
Accounts payable	108	91	4	203
Customer deposits	25	(1)	-	24
Margin cash collateral	79	21	(1)	99
Income taxes	293	47	(242)	98
Interest and other taxes	219	24	3	246
Other current liabilities	4	(1)	(1)	2
Other liabilities	10	(39)	29	-
Other - net	45	38	39	122

Net cash provided by (used in) operating activities	1,892	1,075	(221)	2,746

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,285)	-	-	(1,285)
Independent power investments	-	(2,162)	-	(2,162)
Nuclear fuel purchases	(169)	(54)	-	(223)
Other capital expenditures	-	-	(26)	(26)
Proceeds from sale of securities in special use funds	1,636	174	-	1,810
Purchases of securities in special use funds	(1,823)	(187)	-	(2,010)
Proceeds from sale of other securities	-	-	117	117
Purchases of other securities	-	-	(131)	(131)
Other - net	2	12	14	28

Net cash provided by (used in) investing activities	(1,639)	(2,217)	(26)	(3,882)

Cash Flows From Financing Activities
Issuances of long-term debt	934	691	1,031	2,656
Retirements of long-term debt	(250)	(173)	(1,075)	(1,498)
Net change in short-term debt	179	-	41	220
Issuances of common stock	-	-	36	36
Dividends on common stock	-	-	(490)	(490)
Dividends & capital distributions from (to) FPL Group - net	(1,100)	724	376	-
Change in funds held for storm-recovery bond payments	(24)	(42)	-	(66)
Other - net	-	1	7	8

Net cash provided by (used in) financing activities	(261)	1,201	(74)	866

Net increase (decrease) in cash and cash equivalents	(8)	59	(321)	(270)
Cash and cash equivalents at beginning of period	64	92	464	620

Cash and cash equivalents at end of period	$ 56	$ 151	$ 143	$ 350

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date

FPL Group - 2007 Earnings Per Share	$ 0.38	$ 1.01	$ 1.33		$ 2.72

Florida Power & Light - 2007 Earnings Per Share	0.32	0.53	0.81		1.66
Customer growth	0.01	0.01	-		0.02
Usage due to weather	-	0.06	(0.03)		0.03
Underlying usage growth and price mix	-	(0.02)	(0.05)		(0.08)
Base rate adjustment for Turkey Point Unit No. 5	0.04	-	-		0.04
O&M expense	(0.06)	(0.01)	0.02		(0.06)
Depreciation expense	(0.01)	(0.01)	(0.01)		(0.03)
AFUDC	(0.01)	0.01	0.02		0.01
Interest expense (gross)	(0.01)	(0.01)	(0.01)		(0.03)
Share dilution	-	-	-		(0.01)
Other	(0.01)	(0.02)	0.03		0.04

Florida Power & Light - 2008 Earnings Per Share	0.27	0.54	0.78		1.59

FPL Energy - 2007 Earnings Per Share	0.11	0.51	0.55		1.17
New investments	0.08	0.11	0.14		0.33
Existing assets	0.03	-	(0.04)		(0.01)
Asset optimization and trading	0.03	(0.04)	0.03		0.02
Non-qualifying hedges impact	0.19	(0.54)	0.61		0.26
Change in other than temporary impairment losses - net	(0.01)	(0.02)	(0.04)		(0.06)
Share dilution	-	-	-		(0.01)
Other, including interest expense	(0.02)	(0.01)	(0.05)		(0.08)

FPL Energy - 2008 Earnings Per Share	0.41	0.01	1.20		1.62

Corporate and Other - 2007 Earnings Per Share	(0.05)	(0.03)	(0.03)		(0.11)
FPL FiberNet	-	-	-		-
Share dilution	-	(0.01)	(0.01)		-
Other, including interest expense	(0.01)	0.01	(0.02)		(0.04)

Corporate and Other - 2008 Earnings Per Share	(0.06)	(0.03)	(0.06)		(0.15)

FPL Group - 2008 Earnings Per Share	$ 0.62	$ 0.52	$ 1.92		$ 3.06

The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc. Schedule of Total Debt and Equity (millions) (unaudited)

September 30, 2008	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 2,009	$ 850
Project debt:
Natural gas-fired assets	823
Wind assets	1,945
Hydro assets	700
Storm Securitization Debt	611
Debt with partial corporate support:
Natural gas-fired assets	-
Other long-term debt, including current maturities,
commercial paper, and notes payable[3]	10,946	10,946

Total debt	17,034	11,796
Junior Subordinated Debentures[2]		1,159
Common shareholders' equity	11,534	11,534

Total capitalization, including debt due within one year	$ 28,568	$ 24,489

Debt ratio	60%	48%

December 31, 2007	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 2,009	$ 850
Project debt:
Natural gas-fired assets	320
Wind assets	1,903
Hydro assets	700
Storm Securitization Debt	652
Debt with partial corporate support:
Natural gas-fired assets	335
Other long-term debt, including current maturities, and
commercial paper[3]	7,779	7,779

Total debt	13,698	8,629
Junior Subordinated Debentures[2]		1,159
Common shareholders' equity	10,735	10,735

Total capitalization, including debt due within one year	$ 24,433	$ 20,523

Debt ratio	56%	42%
1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures)
3 Includes premium and discount on all debt issuances

FPL Group, Inc. Long-Term Debt and Commercial Paper September 30, 2008 (millions) (unaudited)
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion

Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	5.875	04/01/09	225	225	-
First Mortgage Bonds	4.850	02/01/13	400	-	400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
First Mortgage Bonds	5.550	11/01/17	300	-	300
First Mortgage Bonds	5.950	02/01/38	600	-	600

	Total First Mortgage Bonds		4,365	225	4,140
Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79

	Total Revenue Refunding Bonds		94	-	94
Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	16	-	16
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52

	Total Pollution Control Bonds		493	-	493
Industrial Bonds - Dade	VAR	06/01/21	46	-	46
Storm Securitization Bonds:
Storm Securitization Bonds	5.053	02/01/11	83	38	45
Storm Securitization Bonds	5.044	08/01/13	140	-	140
Storm Securitization Bonds	5.127	08/01/15	100	-	100
Storm Securitization Bonds	5.256	08/01/19	288	-	288

	Total Storm Securitization Bonds		611	38	573
Unamortized discount			(36)	-	(36)
TOTAL FLORIDA POWER & LIGHT			5,573	263	5,310
FPL Group Capital
Debentures:
Debentures	7.375	06/01/09	225	225	-
Debentures	7.375	06/01/09	400	400	-
Debentures	5.625	09/01/11	600	-	600
Debentures (Junior Subordinated)	5.875	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.650	06/15/67	400	-	400
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350
Debentures	5.350	06/01/13	250	-	250
Floating Debenture	VAR	06/01/11	250	-	250

Total Debentures			3,734	625	3,109
Term Loans:
Term Loans	VAR	06/10/10	200	-	200
Term Loans	VAR	03/25/11	100	-	100
Term Loans	VAR	03/27/11	100	-	100
Term Loans	VAR	10/31/09	100	-	100
Term Loans	VAR	03/25/11	200	-	200
Term Loans	VAR	09/16/11	200	-	200
Term Loans	VAR	09/17/11	120	-	120

Total Term Loans			1,020	-	1,020
Fair value swaps			5	-	5
Unamortized discount			(2)	-	(2)
FPL Energy
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	77	11	66
Senior Secured Bonds	6.125	03/25/19	75	8	67
Senior Secured Bonds	6.639	06/20/23	259	31	228
Senior Secured Bonds	5.608	03/10/24	295	23	272
Senior Secured Bonds	7.520	06/30/19	204	15	189

	Total Senior Secured Bonds		910	88	822
Senior Secured Notes:
Senior Secured Notes	7.260	07/20/15	125	-	125
Senior Secured Notes	6.310	07/10/17	290	-	290
Senior Secured Notes	6.610	07/10/27	35	-	35
Senior Secured Notes	6.960	07/10/37	250	-	250
Senior Secured Notes	7.110	06/28/20	94	6	88
Senior Secured Notes	6.665	01/10/31	166	11	155
Senior Secured Notes	7.590	07/10/18	525	-	525
Limited-recourse Senior Secured Notes	7.510	07/20/21	18	1	17

	Total Senior Secured Bonds		1,503	18	1,485
Credit Facility	VAR	06/23/11	148	-	148
Other Debt:
Other Debt	8.450	11/30/12	44	9	35
Other Debt	VAR	12/31/17	81	12	69
Other Debt	8.010	12/31/18	2	-	2
Other Debt	Part fixed & VAR	11/30/19	226	22	204
Other Debt	VAR	01/31/22	530	99	431
Other Debt	VAR	12/31/12	218	43	175

Total Other Debt			1,101	185	916

Unamortized discount			1	-	1
TOTAL FPL ENERGY			3,663	291	3,372

Commercial Paper and Notes Payable:
FPL			1,550	1,550	-
Capital			1,490	1,490	-
TOTAL FPL GROUP CAPITAL			9,910	2,406	7,504
TOTAL FPL GROUP, INC.			$17,033	$ 4,219	$ 12,814
May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year to Date

Periods Ended September 30	2008	2007	2008	2007

Energy sales (million kwh)
Residential	16,265	17,378	41,048	41,752
Commercial	12,381	12,607	34,433	34,235
Industrial	890	938	2,735	2,857
Public authorities	133	147	404	439
Increase (decrease) in unbilled sales	391	336	1,310	1,076

Total retail	30,060	31,406	79,930	80,359
Electric utilities	278	437	783	1,178
Interchange power sales	210	342	1,227	1,534

Total	30,548	32,185	81,940	83,071

Average price (cents/kwh) [1]
Residential	11.94	11.49	11.54	11.40
Commercial	10.37	9.85	10.09	9.96
Industrial	8.84	8.41	8.49	8.53
Total	11.20	10.69	10.81	10.64

Average customer accounts (000's)
Residential	3,989	3,989	3,996	3,978
Commercial	502	496	500	492
Industrial	13	18	14	20
Other	3	3	3	3

Total	4,507	4,506	4,513	4,493

End of period customer accounts (000's)
Residential	3,985	3,990	N/A	N/A
Commercial	502	497	N/A	N/A
Industrial	13	17	N/A	N/A
Other	3	3	N/A	N/A

Total	4,503	4,508	N/A	N/A

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2008	Normal	2007

Three Months Ended September 30
Cooling degree-days	917	872	967
Heating degree-days	-	-	-
Nine Months Ended September 30
Cooling degree-days	1,583	1,411	1,511
Heating degree-days	103	208	142

Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.